AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is effective as of August 1, 2018, by and among I.D. Systems, Inc., a Delaware corporation (“IDSY”), Keytroller, LLC, a Delaware limited liability company (the “Purchaser”), Sparkey, LLC, a Florida limited liability company (f/k/a Keytroller, LLC) (the “Seller”) and the Principals.

WHEREAS, the parties previously entered into that certain Asset Purchase Agreement dated as of July 11, 2017 (the “Existing Agreement”);

WHEREAS, the parties desire to amend the Existing Agreement in accordance with the terms hereof; and

WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have their respective meanings in the Existing Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 3.2(b) of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

“(b) With respect to the Earn-out Period ending on the second anniversary of the Closing Date, the Seller shall be entitled to receive such number of shares of IDSY’s common stock as would equal One Million Dollars ($1,000,000), computed based on the Market Price (together with the First Earn-out Payment, each, an “Earn-out Payment” and collectively, the “Earn-out Payments”).”

2. Section 3.2(c)(i) of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

“(i) “Earn-out Periods” means each of (i) the twelve-month period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “First Earn-out Period”), and (ii) the twelve-month period beginning on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date (the “Second Earn-out Period”).”

3. The first sentence of Section 3.2(d) of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

“(d) On or prior to the sixtieth (60th) day after the completion of the calendar month in which the First Earn-out Period ends, the Purchaser shall provide to the Seller a statement setting forth in reasonable detail the Purchaser’s calculation of the Gross Revenue and EBIT achieved by the Purchaser for the First Earn-out Period and the amount of the resulting Earn-out Payment (the “Earn-out Statement”).”

4. Section 3.2(e) of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

“(e) The Earn-out Payment with respect to the First Earn-out Period that the Purchaser is required to pay pursuant to Section 3.2 hereof, less any amount offset under Section 9.5(i), shall be paid in full no later than five (5) Business Days following the date upon which the determination of such Earn-out Payment becomes final and binding upon the parties as provided in Section 3.2(d) (including any final resolution of any dispute raised by the Seller). The Earn-out Payment with respect to the Second Earn-out Period shall be paid in full no later than ten (10) calendar days of the end of the Second-Earn-out Period.”

5. Section 3.2(f) of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

“(f) [Reserved.]”

6. Miscellaneous.

(a) Confirmation of Agreement. All other terms of the Existing Agreement shall remain in full force and effect.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State, without reference to conflict of law rules that would require the application of the Laws of another jurisdiction.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement, and photostatic, ..pdf or facsimile copies of fully-executed counterparts of this Agreement shall be given the same effect as originals.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

I.D. SYSTEMS, INC., a Delaware corporation

By:	/s/ Chris Wolfe
Name:	Chris Wolfe
Title:	Chief Executive Officer

PURCHASER:

KEYTROLLER, LLC, a Delaware limited liability company

By:	I.D. SYSTEMS, INC., its sole member

By:	/s/ Chris Wolfe
Name:	Chris Wolfe
Title:	Chief Executive Officer

SELLER:

SPARKEY, LLC, a Florida limited liability company (f/k/a KEYTROLLER, LLC)

By:	/s/ Terry Wickman
Name:	Terry Wickman
Title:	President

PRINCIPALS:

SPARKEY HOLDINGS, INC. (f/k/a KEYTROLLER, INC.)

By:	/s/ Terry Wickman
Name:	Terry Wickman
Title:	President

/s/ TERRY WICKMAN
TERRY WICKMAN

/s/ GARY WICKMAN
GARY WICKMAN

/s/ DMITRY SLEPOV
DMITRY SLEPOV

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]